Exhibit 10.6

TERMINATION AND RELEASE AGREEMENT

THIS TERMINATION AND RELEASE AGREEMENT (this “Agreement”), is made and entered into as of July 11, 2025 (the “Effective Date”), by and between Highbridge Consultants, LLC (the “Consultant”), and Volcon, Inc. (the “Company”), a Delaware corporation. The Company and Consultant may be referred to collectively as the “Parties” or individually as a “Party.” Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Purchase Agreement (as defined below).

WHEREAS, the Company and the Consultant entered into that certain Consulting Agreement, dated August 28, 2020 (as amended by the Parties on or about March 25, 2021, the “Consulting Agreement”);

WHEREAS, pursuant to the terms of the Consulting Agreement, the Consultant is entitled, if the Company’s Market Capitalization exceeds $300.0 million for a period of 21 consecutive trading days, to a cash payment equal to $15.0 million (the “Milestone Payment”),

WHEREAS, the Company is currently contemplating a transaction to be commenced within the next 30 days (the “Transaction”).

WHEREAS, the Company and Consultant mutually desire to terminate the Consulting Agreement in order that each of them and their respective successors and assigns can be released and forever discharged from further performance thereunder, including the waiver and termination of any obligation on the Company to pay the Milestone Payment, in accordance with the terms of this Agreement.

NOW, THEREFORE, for and in consideration of the recitals above which are incorporated below, the premises and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Termination of Consulting Agreement. Except as set forth in Section 3, upon payment of the Initial Termination Fee described in Section 2 hereof, the Company and Consultant each hereby agree that the Consulting Agreement is terminated effective as of the date hereof and neither Party shall hereafter have any liabilities, rights, duties or obligations to the other Party (or its successors and assigns) under or in connection with the Consulting Agreement, including but not limited to, the payment by the Company of any Milestone Payment.

2.	Release and Settlement of Claims.

a.	In consideration for a payment by the Company: (a) within 3 days of the date hereof an amount of $1,000,000 (the “Initial Termination Fee”); and (b) within 30 days of the date hereof, an additional amount of $1,000,000 (the “Final Termination Fee”), Consultant and its affiliates, employees, directors, officers, agents and representatives hereby (i) fully and unconditionally release and discharge the Company and its interest holders, parent companies, affiliates, legal representatives, successors and assigns (collectively, the “Company Released Parties”) from its and their obligations arising from or in connection with the Consulting Agreement, including but not limited to, any payments or benefits due upon termination of the Consulting Agreement and (ii) acknowledge and agree that, to the fullest extent permitted under applicable law, any and all rights, claims, debts, demands, actions, suits, proceedings, judgments, liabilities and causes of action of every name and nature, whether known or unknown, whether or not well founded in fact or in law, and whether in law or equity or otherwise (including the right to seek contribution, cost recovery, damages or any other recourse or remedy) it or they may have against the Company Released Parties relating to or arising out of the subject matter of the Consulting Agreement, or any document or agreement delivered pursuant to the Consulting Agreement or the transactions contemplated thereby, in each case whether arising under, or based upon, any federal, state, local or foreign law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are, as of the date hereof, forever fully and irrevocably waived, released and discharged (the “Consultant Released Claims”) and no claim shall be brought or maintained by, or on behalf of, Consultant or any of its affiliates, employees, directors, officers, agents and representatives against any Company Released Party, and no recourse shall be sought or granted against any of them, by virtue of or based upon any Consultant Released Claim from and after the date hereof.

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b.	Effect of Non-Payment of Termination Fees. Notwithstanding anything to the contrary in this Agreement, if the Company fails to pay both the Initial Termination Fee within 3 days of the date hereof and the Final Termination Fee within 30 days of the date hereof, all releases, waivers, and discharges granted by the Consultant under this Agreement, including but not limited to those set forth in Section 2(a), shall be null and void, and the Consulting Agreement, including all rights, obligations, and liabilities thereunder (including the Consultant’s right to the Milestone Payment), shall be fully reinstated as they existed immediately prior to the execution of this Agreement, as if this Agreement had not been executed.

3.	Surviving Obligations under the Consulting Agreement. Notwithstanding anything to the contrary contained herein, the Parties hereby agree that each Party’s obligations set forth in Section 6(a) of the Consulting Agreement will survive the termination of the Consulting Agreement as provided therein.

4.	Consultant Representations and Acknowledgements. In connection with this Agreement the Consultant hereby represents, acknowledges and agrees as follows:

a.	The Company may be in possession of material, non-public information concerning the Transaction and that is not available to other market participants or holders of the Company’s securities (the “Securities”) (including the Consultant). The Consultant is experienced, sophisticated and knowledgeable in financial and business matter and understand the disadvantages to which the Consultant may be subject on account of the potential disparity of information between the Company and the Consultant. The Consultant has not requested from the Company (or any Company Party (as defined below)) and the Consultant has not received from the Company (or any Company Party) any material information about the Company, its business and operations or its securities as it related to the contemplated Transaction, and the Consultant understands and appreciates the significance of there being undisclosed information, possibly including material information, with respect to the Company, its business and operations or the securities of the Company. Notwithstanding such disparity, the Consultant has determined to enter into this letter agreement. The Consultant acknowledges that the Company may be in possession of material, non-public information that it has not shared with the Consultant and the Consultant has independently investigated and evaluated the financial condition and affairs of the Company, and acknowledges that the entry into this Agreement. For avoidance of doubt, this agreement is binding upon the parties at the time of signing unless the Initial Termination Fee and the Final Termination Fee are NOT paid within the specified time periods detailed above.

b.	The Consultant has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the entry into this Agreement, and the Consultant has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as the Consultant has considered necessary to make an informed business decision. The Consultant has exercised independent judgment in evaluating its entry into this Agreement.

c.	None of the Company or any of the Company Released Parties makes or has made, or shall be deemed to have made, to the Consultant or any of the Consultant’s affiliates or any other person or entity any representation or warranty of any kind or nature whatsoever (oral or written, express or implied), and no person or entity has been authorized by the Company to make any representation or warranty of any kind or nature whatsoever (oral or written, express or implied) relating to the Company, its business or operations or the Securities or otherwise in connection with the PIPE Transaction or any related transactions, and the Consultant acknowledges and agrees that in determining to enter into this Agreement, the Consultant has not relied upon any representation, warranty, covenant or agreement (oral or written, express or implied), relating to Company, its business or operations or the Securities.

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d.	None of the Company or any of its principals, members, managers securityholders, affiliates, officers, employees, fiduciaries, representatives and other agents and each of their respective successors and assigns (each a “Company Party” and, collectively, the “Company Parties”) shall have any liability whatsoever to the Consultant due to or in connection with any such person or entity’s use or non-disclosure of any material non-public information concerning the Company or the Securities or otherwise related to the PIPE Transaction or this Agreement, and the Consultant hereby irrevocably waives and expressly releases the Company and each Company Party from any and all claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees, or damages of any kind (including, but not limited to, any and all claims alleging violations of federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise), whether directly, derivatively, representatively or in any other capacity (and whether known, unknown, contingent or otherwise), against the Company and each Company Party based upon, arising out of or relating in any way to, directly or indirectly, the Company’s or any Company Party’s failure to disclose, or the Consultant’s inability to review, information concerning the Company, its business or operations, the PIPE Transaction or the Securities (all of the foregoing is collectively referred to as the “Waived Claims”), and the Consultant agrees that the Consultant will not, and the Consultant will not permit any of the Consultant’s affiliates, officers, partners, employees, agents, attorneys, advisors or representatives to, initiate any legal, equitable or other proceeding in respect of any Waived Claim or otherwise make any Waived Claim against the Company or any Company Party.

5.	Binding Effect; Third Party Beneficiaries. This Agreement shall be binding on and inure to the benefit of and be enforceable by the Parties, the Company Released Parties and their respective successors and assigns. Nothing in this Agreement shall be deemed to create or imply any right or benefit in any person other than the Parties, the Company Released Parties, or their respective successors and assigns.

6.	Successors and Assigns. This Agreement shall extend to, be binding upon and inure to the benefit of the Parties and their heirs, representatives, successors and assigns.

7.	Severance. If any provision of this Agreement is or may be held by a court of competent jurisdiction to be invalid, void or unenforceable to any extent, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby, and such illegal or invalid part, term or provision shall be deemed not to be part of this Agreement. The remaining provisions shall nevertheless survive and continue in full force and effect without being invalidated in any way.

8.	Governing Law; Jury Waiver. The Parties agree to the laws of the State of Delaware as well as the courts of the State of Delaware as the exclusive jurisdiction and forum for any disputes under this Agreement.

9.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document file (.pdf), each of which shall be deemed an original.

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IN WITNESS WHEREOF, the parties set forth below have executed this Termination and Release Agreement as of July 11, 2025.

VOLCON, INC.

By:	/s/ Greg Endo
Name: Greg Endo
Title: Chief Financial Officer

HIGHBRIDGE CONSULTANTS, INC.

By:	/s/ Adrian James
Name: Adrian James
Title: Manager

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